As filed with the United States Securities and Exchange Commission on October 21, 2021.

Registration No. 333-260089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Innovative International Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24681 La Plaza Ste 300

Dana Point, CA 92629

Tel: (805) 907-0597

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mohan Ananda Chief Executive Officer 24681 La Plaza Ste 300 Dana Point, CA 92629 Tel: (805) 907-0597

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ari Edelman, Esq. Michael S. Lee, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 521-5400	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff, Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	23,000,000	$10.00	$230,000,000	$21,321
Class A ordinary shares included as part of the units(3)	23,000,000	—	—	—
Redeemable warrants included as part of the units(4)	11,500,000	—	—	—
Class A ordinary shares underlying the redeemable warrants included as part of the units	11,500,000	11.50	132,250,000	12,259.58	(5)
Total			$362,250,000	$33,580.58	(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share consolidations, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	Calculated pursuant to Rule 457(g) based on the exercise price of the warrants.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Innovative International Acquisition Corp. is filing this Amendment No. 1 to its registration statement on Form S-1 (File No. 333-260089) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$275,000
Accounting fees and expenses	$40,000
SEC/FINRA Expenses	$60,093
Travel and road show	$20,000
Nasdaq listing and filing fees (excluding deferred fees)	$5,000
Printing and engraving expenses	$35,000
Miscellaneous	$114,907
Total offering expenses (excluding underwriting commissions)	$550,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers. We will enter into indemnity agreements with each of our directors and officers, a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require us to indemnify these individuals and entity to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the Underwriting Agreement to be filed as an exhibit to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On April 17, 2021, our sponsor paid $25,000 to cover certain of our offering costs in exchange for 7,187,500 founder shares. In September 2021, we effected a dividend of 1.12 shares for each outstanding Class B ordinary share, resulting in an aggregate of 8,050,000 founder shares being held by our sponsor (up to 1,050,000 shares of which are subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised), resulting in a purchase price of approximately $0.003 per share. The number of founder shares issued was determined based on the expectation that the founder shares would represent approximately 25% of the issued and outstanding ordinary shares upon completion of this offering. Such securities were issued in connection with our incorporation pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, our sponsor, Cantor and CCM have committed to purchase an aggregate of 1,000,000 Class A ordinary shares (or up to 1,060,000 Class A ordinary shares depending on the extent to which the underwriters’ over-allotment option is exercised) at a price of $10.00 per share ($10,000,000 in the aggregate, or up to $10,600,000 in the aggregate depending on the extent to which the underwriters’ over-allotment option is exercised) in a private placement that will close simultaneously with the closing of this offering. Of those 1,000,000 private placement shares, our sponsor has agreed to purchase 900,000 private placement shares (or up to 960,000 depending on the extent to which the underwriters’ over-allotment option is exercised), CCM has agreed to purchase 30,000 private placement shares, and Cantor has agreed to purchase 70,000 private placement shares. The terms of the private placement shares are identical to those of the public shares, except as described in “Description of Securities –Ordinary Shares – Private Placement Shares.” This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.    The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
3.1	Memorandum and Articles of Association.*
3.2	Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Class A Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company, LLC and the Registrant.*
5.1	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Registrant.**
5.2	Opinion of Reed Smith LLP, counsel to the Registrant.**
10.1	Promissory Note, dated as of April 17, 2021, issued to Innovative International Sponsor I LLC.*
10.2	Form of Letter Agreement among the Registrant, its officers and directors and Innovative International Sponsor I LLC.*
10.3	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company, LLC and the Registrant.*
10.4	Form of Registration Rights Agreement between the Registrant and certain security holders.*
10.5	Securities Subscription Agreement, dated April 17, 2021, between the Registrant and Innovative International Sponsor I LLC.*
10.6	Form of Private Placement Share Purchase Agreement between the Registrant and Innovative International Sponsor I LLC.**
10.7	Form of Private Placement Share Purchase Agreement between the Registrant and Cantor Fitzgerald & Co.**
10.8	Form of Private Placement Share Purchase Agreement between the Registrant and Cohen & Company Capital Markets**
10.9	Form of Indemnity Agreement.*
10.10	Form of Administrative Services Agreement*
10.11	Form of Consulting Agreement between Registrant and Cohen & Company Capital Markets.*
14	Form of Code of Ethics.*
23.1	Consent of Marcum LLP.*
23.2	Consent of Maples and Calder (Cayman) LLP (included on Exhibit 5.1).**
23.3	Consent of Reed Smith LLP (included on Exhibit 5.2).**
24	Power of Attorney (included on signature page of this Registration Statement).*
99.1	Form of Audit Committee Charter.*
99.2	Form of Compensation Committee Charter.*
99.3	Form of Consent *

* Previously filed.

** Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dana Point, State of California on the 21st day of October, 2021.

Innovative International Acquisition Corp.

By:	/s/ Mohan Ananda

Name: Mohan Ananda
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed below by the following persons in the capacities indicated on October 21, 2021.

Name	Position

/s/ Mohan Ananda	Chief Executive Officer and Chairman
Mohan Ananda	(Principal Executive Officer)

/s/ Elaine Price	Chief Financial Officer and Director
Elaine Price	(Principal Financial and Accounting Officer)

/s/ Madan Menon	Chief Operating Officer and Director
Madan Menon

/s/ Fernando Garibay	Director
Fernando Garibay

Director
Anuradha George

/s/ Nisheet Gupta	Director
Nisheet Gupta

Director
Valarie Sheppard